Exhibit 21

The following were the registrant's subsidiaries as of December 31, 1998, other than subsidiaries that, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary at such date:

                                             Jurisdiction of
Name of Subsidiary                           Incorporation
------------------                           ---------------

UTV of San Francisco, Inc.                   California

UTV of San Antonio, Inc.                     Texas

UTV of Baltimore, Inc.                       Delaware

United Television Sales, Inc.                Delaware